Exhibit 10.1

December 15, 2025

Personal & Confidential

Adam K. Bowen

Dear Adam,

We are pleased to extend this offer of continued employment with Vestis in the position of Interim Chief Financial Officer of Vestis, effective December 16, 2025. While you remain in this position, you will be a member of our Executive Leadership Team and report directly to the Chief Executive Officer of Vestis Corporation.

A Vestis Offer Summary specifying certain details associated with this offer of continued employment is attached to this offer letter (“Amended Vestis Offer Summary”).

An amended and restated Agreement Relating to Employment and Post-Employment Competition (“Amended Employment Agreement”) is enclosed with this offer letter. This offer of continued employment in the position of Interim Chief Financial Officer of Vestis Corporation is contingent upon your execution of the Amended Employment Agreement.

You are required at all times to comply with Vestis’ policies, including the Business Conduct Policy. During the course of your employment with Vestis, you will receive information and documents from Vestis containing confidential, proprietary trade information concerning Vestis’ business and business relationships (“Proprietary Information”). By accepting the position of Interim Chief Financial Officer, you agree that at no time while employed by Vestis, or after your employment with Vestis has ended for any reason, will you use or disclose such confidential, proprietary information to any person, firm or entity not affiliated with Vestis.

At the end of your employment with Vestis, you are required to return to Vestis all such Proprietary Information, including, but not limited to, all manuals, client lists, and training and policy materials, as well as all Vestis property.

You will be considered a Covered Vestis Employee for purposes of the Political Contribution Policy. This means you must obtain pre-approval from Government Affairs Compliance before you, your spouse/domestic partner, and/or dependent children make political contributions. As part of the onboarding process, you will receive additional information and training regarding your obligations under the Political Contributions Policy.

By signing this offer letter and accepting Vestis’ offer of continued employment, you are agreeing that (1) you have disclosed to Vestis the existence and nature of any obligations you owe to any prior employers, including any agreements that restrict your ability to complete with your prior employers or to solicit their clients, customer, or employees, (2) your employment with Vestis will not violate any of your post-employment obligations to your prior employers, and (3) you will not use or disclose any of your prior employers’ confidential or proprietary information or trade secrets in course of your employment with Vestis, unless such information is readily available to the public.

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Your employment with Vestis is “at-will.” This means you are free to terminate your employment at any time, for any reason, with or without notice, and Vestis possesses these same rights to terminate your employment. At-will employment also means that Vestis may change the terms of employment, such as a promotion, demotion, discipline, transfer, compensation, benefits, duties and location of work, at any time, with or without notice.

This offer letter, the Amended Vestis Offer Summary and the Amended Employment Agreement set forth the entire understanding of the parties with respect to all aspects of this offer of continued employment. If you accept this offer by signing this offer letter below and signing the Amended Employment Agreement, any and all previous agreements or understanding between or among parties regarding the subject matter hereof will be superseded, specifically including but not limited to your offer letter dated February 7, 2025, the Vestis Offer Letter attached to your February 7, 2025 offer letter, and your Agreement Relating to Employment and Post-Employment Competition dated February 10, 2025.

You will be considered for the permanent Chief Financial Officer position. If you are not selected for the permanent Chief Financial Officer position, your position with Vestis will revert to Vice President, Financial Planning & Analysis on the effective date of the appointment of the new Chief Financial Officer, in which position you will continue to be a member of our Executive Leadership Council and report directly to the Executive Vice President and Chief Financial Officer. In this event, the Amended Vestis Offer Summary (with the exception of the designated Title, Level and Reporting structure) and the Amended Employment Agreement will remain in effect.

Congratulations on your appointment as the Interim Chief Financial Officer of Vestis.

Sincerely,

/s/ Rod L. Wedemeier

Rod L. Wedemeier
EVP & Chief Human Resources Officer
Vestis Corporation

Please sign and date on the following page to accept this offer of continued employment with Vestis on the terms specified in this offer letter.

Accepted:	Adam K. Bowen
(Please Print Name)
	/s/ Adam K. Bowen	12/15/2025
	(Please Sign Name)	Date

Adam K. Bowen
Amended Vestis Offer Summary
December 15, 2025

Title:	Interim Chief Financial Officer

Level:	Executive Leadership Team (while Interim Chief Financial Officer)

Reports To:	Chief Executive Officer

Effective Date:	December 16, 2025 (except as specified for base salary below)

Location:	Vestis Teammate Support Center, Roswell, GA

Annual Base Salary:	$400,000 (effective December 13, 2025)

Annual Bonus:
You will be eligible to participate in Vestis’ Annual Management Incentive Bonus (MIB) Plan. The current guideline for your position is a target bonus of 35% of base salary. The terms of the MIB are set forth in the plan document which also describes how your bonus for any year is calculated and other terms and conditions relating to the bonus.

Your annual MIB bonus opportunity will be determined on the basis of both the performance of Vestis and your individual performance measured against certain annual financial and non-financial goals. You must be employed by Vestis on the payment date to remain eligible to receive any MIB payout except as otherwise provided in the Employment Agreement.

Annual LTI Equity Award:
Vestis’ Annual Long-Term Incentive (LTI) Equity Awards typically occur in December each year. This offer has no impact on the FY26 Annual LTI Equity Award that was awarded to you on December 9, 2025. We will recommend that you receive a FY27 Annual LTI Equity Award with a grant value of $135,000, subject to approval by the Compensation & Human Resources Committee of the Vestis Board of Directors (the Committee).

Each Annual LTI Equity Award may include a combination of restricted stock units, stock options and/or performance stock units as determined by the Committee at the time of each grant. Please note that Vestis reserves the right to modify our LTI Equity Award grant practices at any time. The actual terms and conditions of each grant will be set forth in the Vestis LTI Equity Award Agreement(s), where the grant details will be provided to you electronically following each grant date.

Discretionary LTI Equity Award:
You will receive a one-time Discretionary LTI Equity Award with a grant value of $150,000 in the form of restricted stock units (RSUs). This Discretionary LTI Equity Award will be granted on December 19, 2025, or as soon as administratively feasible thereafter (the “Grant Date”), in accordance with the Vestis Equity Grant Policy. This Discretionary LTI Equity Award will vest evenly over three years, one-third on each anniversary of the Grant Date.

The terms of your Discretionary LTI Equity Award will be evidenced by an RSU Award Grant Agreement & Grant Notice that will set forth the actual terms and conditions of your award.

Discretionary Cash Award:
You will receive a one-time Discretionary Cash Award in the amount of $200,000 payable in two installments:

1.   A first payment to you of $100,000, less all applicable payroll tax withholdings, will be payable in December 2025 following your acceptance of this offer. You will be required to repay this amount to Vestis if you resign your employment with Vestis for any reason or if your employment terminates by the company for “Cause” (as defined in your Employment Agreement) prior to your appointment as the permanent Chief Financial Officer of Vestis Corporation or the 90-day anniversary of the effective date of the appointment of a permanent Chief Financial Officer of Vestis Corporation (the “Earned Date”).
2.    A second payment to you of $100,000, less all applicable payroll tax withholdings, will be payable on the Earned Date if you remain employed with Vestis until the Earned Date.

Benefits:
You will continue to be eligible to participate in the standard Vestis Benefits Program available to all teammates, as well as the Executive Benefits/Perquisites Program currently available to other similarly situated executives, which are subject to change from time to time.

Auto Allowance:	You will continue to be eligible to receive a taxable auto allowance of $800 per month which is subject to applicable tax withholding and is payable bi-weekly.
Vacation:	4 weeks